[LETTERHEAD OF BDO SEIDMAN, LLP]


January 9, 1998


Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on January 5, 1998, to be filed by our former client, Bingo & Gaming International, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm


Very truly yours,

/s/ BDO Seidman, LLP